SCHEDULE A
to the
SUB-ADVISORY AGREEMENT
Dated October 16, 2014 between
FACTOR ADVISORS, LLC
and
PENSERRA CAPITAL MANAGEMENT, LLC

As Amended June 12, 2015

Sub-Advisory Fee. Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the average daily net assets of each Fund as follows:

Rate
PureFunds ISE Cyber Security ETF	A fee that is the greater of (1) $20,000 per annum or (2) 0.05% per annum of the average daily net asset of the Fund, calculated daily and paid monthly.
PureFunds ISE Big Data ETF	A fee that is the greater of (1) $20,000 per annum or (2) 0.05% per annum of the average daily net asset of the Fund, calculated daily and paid monthly.
PureFunds ISE Mobile Payments ETF	A fee that is the greater of (1) $20,000 per annum or (2) 0.05% per annum of the average daily net asset of the Fund, calculated daily and paid monthly.

FACTOR ADVISORS, LLC

By:   /s/ Samuel Masucci, III
Name: Samuel Masucci, III
Title: CEO

PENSERRA CAPITAL MANAGEMENT, LLC

By:  /s/ Dustin Lewellyn
Name: Dustin Lewellyn
Title: Chief Investment Officer